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                         FIRST MONTAUK FINANCIAL CORP.
                        COMPUTATION OF INCOME PER SHARE
                                   EXHIBIT 11

                                                                Six months ended June 30,    Three months ended June 30,
                                                                  1995         1994              1995         1994
                                                                  ----         ----              ----         ----
Computation for Statement of Operations

Primary:

Net income                                                      $ 437,164    $ 181,067         $ 313,712    $  46,983
                                                                =========    =========         =========    =========

Reconciliation of weighted average number of shares outstanding to amount used in primary computation:

Weighted average shares outstanding                             8,103,679    8,027,488         8,094,968    8,112,390
Add shares issuable from assumed exercise of options
  and warrants the treasury stock method                          116,353      515,671           225,742      194,543
                                                                ---------    ---------         ---------    ---------
Total primary shares outstanding                                8,220,032    8,543,159         8,320,710    8,306,933
                                                                =========    =========         =========    =========

Primary income per share                                        $    0.05    $    0.02         $    0.04    $    0.01
                                                                =========    =========         =========    =========

Fully Diluted:

Reconciliation of net income per primary computation to amount used in fully diluted computation:

Net income per primary computation                              $ 437,164                      $ 313,712
                                                                =========                      =========

Weighted average shares per primary computation                 8,220,032                      8,320,710
Add additional shares from assumed exercise of options             85,074                        171,409
                                                                ---------                      ---------

Weighted average number of shares outstanding,
  as adjusted                                                   8,306,736*                     8,492,119
                                                                =========                      =========


Fully diluted income per share                                  $    0.05                      $    0.04
                                                                =========                      =========
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* This calculation is submitted in accordance with Regulation S-K item
  601(b)(11) although not required by footnote 2 to paragraph 14 of APB
  Opinion No. 15 because it results in dilution of less than 3%.